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                                                                    Exhibit 21.1

LIST OF SUBSIDIARIES OF HENRY BIRKS & SONS INC.

Name                                               Jurisdiction of Incorporation
----                                               -----------------------------
Henry Birks & Sons U.S., Inc.                      Delaware
Henry Birks & Sons Holdings Inc.                   Canada
Birks Merger Corporation                           Delaware
Mayor's Jewelers, Inc.                             Delaware
   Mayor's Jewelers of Florida, Inc.               Florida
   JBM Retail Company, Inc.                        Delaware
   JBM Venture Company, Inc.                       Delaware
   Mayor's Jewelers Intellectual Property
      Holding Company                              Delaware
   Jan Bell Marketing/Puerto Rico, Inc.            Puerto Rico
   Exclusive Diamonds International Ltd.           Israel
   Regal Diamonds International (T.A.) Ltd.        Israel